As filed with the Securities and Exchange Commission on October 18, 2004.
                           Registration No. ___-_____
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  ADA-ES, Inc.
                                  ------------
             (Exact name of registrant as specified in its charter)

              Colorado                              84-1457385
              --------                              ----------
     (State of incorporation)            (IRS Employer Identification No.)

              8100 SouthPark Way, Unit B, Littleton Colorado 80120
              ----------------------------------------------------
          (Address of principal executive offices, including Zip Code)

      (Registrant's telephone number, including area code): (303) 734-1727

                                Mark H. McKinnies
                 8100 SouthPark Way, B, Littleton Colorado 80120
                                 (303) 734-1727
            (Name, address, including zip code and telephone number,
              including area code, of agent for service of process)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------
                                                                   Proposed
Title of each class                           Proposed              maximum
of securities to be        Amount to be    maximum offering   aggregate offering     Amount of
registered                  registered     price per share           price        registration fee
--------------------------------------------------------------------------------------------------
Common Stock, no
par value:
   For sale by selling
      shareholders       1,198,011 Shares    $ 14.50 (*)       $ 17,371,160 (*)      $ 2,200.93
--------------------------------------------------------------------------------------------------

(*) Based on the last sale reported of the Common Stock on the NASDAQ SmallCap
Market on October 14, 2004. The resulting fee is calculated pursuant to section
(c) of Rule 457 of Regulation C.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE
SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a),
MAY DETERMINE.


PROSPECTUS
DATED October 18, 2004

                                  ADA-ES, INC.
                        1,198,011 SHARES OF COMMON STOCK


This Prospectus relates to 1,198,011 shares of our Common Stock being offered for resale by certain selling shareholders.

The selling shareholders may offer their Common Stock through or to securities brokers or dealers designated by them on the NASDAQ SmallCap market or in other transactions negotiated by the selling shareholders. The selling shareholders may sell the shares at whatever prices are current when particular sales take place or at other prices to which the selling shareholders agree. The selling shareholders will pay any brokerage fees or commissions relating to the sale of shares. The registration of the selling shareholders' shares does not necessarily mean that any shares will be sold.

We will receive no amounts from the sales of any of the shares subject to this registration statement. We are paying the costs of preparing and filing the registration statement of which this prospectus is a part.

The acquisition and ownership of our Common Stock involve a high degree of risk. Only investors who are able to afford the risk of loss of their entire investment should purchase our Common Stock. See "Risk Factors" beginning on page 2 of this prospectus.

Our Common Stock is traded on the NASDAQ SmallCap market under the symbol "ADES". On October 14, 2004, the last quoted sales price of the Common Stock on that market was $14.50 per share.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The mailing address and telephone number of our principal executive office is 8100 SouthPark Way, Unit B, Littleton, Colorado 80120 and (303) 734-1727.


This prospectus is dated October 18, 2004.

                                TABLE OF CONTENTS
                                -----------------

COVER PAGE                                                                    1

RISK FACTORS                                                                  2
         RISKS RELATING TO OUR BUSINESS                                       2
         GENERAL RISKS                                                        3

WHERE YOU CAN FIND MORE INFORMATION                                           4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                               5

FORWARD LOOKING STATEMENT                                                     6

ADA-ES, INC.                                                                  6

RECENT DEVELOPMENTS                                                           7

USE OF PROCEEDS                                                               10

SELLING STOCKHOLDERS                                                          10

PLAN OF DISTRIBUTION                                                          11

TRANSFER AGENT                                                                12

LEGAL MATTERS                                                                 12

EXPERTS                                                                       12


You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither the selling shareholders nor we have authorized anyone else to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

RISK FACTORS
An investment in our common shares is speculative and involves a high degree of risk. You should carefully review the information set forth below, the information incorporated by reference, as well as other information appearing elsewhere in this prospectus, before making an investment in our common shares.

RISKS RELATING TO OUR BUSINESS
IF EXISTING AND PLANNED ENVIRONMENTAL LAWS ARE RESCINDED OR SUBSTANTIALLY CHANGED, OUR BUSINESS MAY NOT GROW AS EXPECTED

A significant market driver for our existing products and services, and those planned in the future, are the environmental laws that limit emissions from power plants. In the event that such laws were rescinded or substantially relaxed, our business would be adversely affected by declining demand for such products and services. Demand for the Company's FGC and ADA 249 products is primarily two-fold. Customers purchase these products to mitigate operating problems and/or to help comply with environmental regulations such as the Clean Air Act Amendments of 1990. Although the Company's existing customers and those expected in the near-term are believed to desire the Company's products for mitigation of operating problems, we would anticipate that any softening of existing air pollution control requirements would slow expected growth for these products. Demand for the Company's mercury emission control technology is being driven almost exclusively by legislation requiring such control. Although several states have passed (Connecticut, New Hampshire, New Jersey, Massachusetts, North Carolina and Wisconsin), or are expected to pass, legislation requiring such control, federal legislation mandating mercury control is expected to be debated as part of several multi-pollutant control bills that have been introduced in both the Senate and the US House of Representatives. In the absence of specific legislation on mercury control, the EPA is under court order to establish control of mercury from coal-burning utilities no later than 2008. Delays in, or derailment of, the passage of federal mercury control legislation will significantly impede the expected growth of the Company.

IF THE DEPARTMENT OF ENERGY (DOE) DISCONTINUES FUNDING OF EXISTING AND PLANNED CLEAN COAL TECHNOLOGY PROGRAMS, OUR BUSINESS MAY BE HARMED.
In 2003 and 2002, 26% and 41%, respectively of the Company's revenues were derived from or related to DOE programs. Our revenues from government contracts would be adversely impacted by any material decrease in funding for the projects in which we are involved. In addition, we look to the DOE funding as a significant means to further develop our technology and intellectual property in the areas of mercury emissions control and flue gas conditioning additives covered by that funding. Any material decrease in funding for the projects in which we are involved would hamper the development of our technology and intellectual property as it does not appear that we could currently fund the same level of development work apart from the DOE.

THE LOSS OF KEY RELATIONSHIPS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION
We have developed key industry relationships with companies much larger than ourselves (e.g. Norit Americas, Inc., Alstom Power, Inc., and Arch Coal, Inc.). Subject to the terms of those agreements, the relationships may be terminated by the passage of time, through notification from the other party or failure of the Company to obtain a certain market share of activated carbon sales. Those relationships are expected to bolster the premier position we believe we hold that will allow participation in the large market projected to emerge from the anticipated forthcoming regulations to limit mercury emissions from coal burning power plants. The loss of those key relationships would impede our ability to secure the highest achievable amount of business from that emerging mercury control market.

EFFECT OF ISSUING PERFORMANCE GUARANTEES FOR COMMERCIAL ACTIVATED CARBON INJECTION SYSTEMS IS UNKNOWN AND COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION The market for commercial activated carbon injection (ACI) systems to control mercury emissions is emerging as state and federal regulations are being formalized. Early marketing efforts have indicated that performance guarantees will likely be an integral part of successful sales. Such guarantees are expected to require levels of mercury removal efficiency based on stated injection rates of a specified or approved activated carbon given other operating parameters, including the nature of the coal burned. It is expected that provisions of such guarantees will require us to spend amounts up to the value of the sales contract to "make right" the performance of the ACI, if the guaranteed level of performance is not achieved. Any substantial payments under such guarantees would have an adverse affect on our financial condition.

OUR HISTORY OF LOSSES MAY BE INDICATIVE OF FUTURE PERFORMANCE
While we reported net income in fiscal 2003 and 2002, our operating history has shown losses from operations since our inception in 1996 through the years ending December 31, 1999 and in 2001. Although we are projecting profitability in future periods, based on our current level of business and contracts in progress, there can be no assurance that those profits will be realized in the future due to the start up nature of our major activities, and continuing corporate general and administrative costs.

OUR FINANCIAL RESULTS MAY FLUCTUATE AS A RESULT OF SEASONALITY AND OTHER FACTORS, INCLUDING THE DEMAND FOR ENVIRONMENTAL TECHNOLOGY/SPECIALTY CHEMICALS, WHICH MAKES IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE
The environmental technology/specialty chemicals industry is generally subject to seasonal trends. These trends reflect the general pattern of electricity use and generation, which typically peak during the spring and summer months and decline from October through March. Our quarterly results can be expected to fluctuate in the future, reflecting this seasonality. These and other factors may make it difficult to predict our results of operations. If our results of operations do not meet the expectations of our shareholders and financial analysts, then our common stock price may be adversely impacted.

GENERAL RISKS
WE ARE AN EMERGING COMPANY IN A NEW INDUSTRY, WHICH COULD ENTAIL RISKS THAT COULD IMPAIR OUR BUSINESS
We intend to pursue a growth strategy for the foreseeable future by expanding our environmental technology/specialty chemicals business into the emerging mercury emission control market. We anticipate that future operations will place a strain on management, information systems and other resources. We must attract and integrate new personnel, improve existing procedures and controls and implement new ones to support future growth. Any inability to meet our future hiring needs and to adapt our procedures and controls accordingly could have a material adverse effect on our results of operations, financial condition and business prospects. In addition, if we make strategic acquisitions, we must successfully integrate the acquired operations in a timely manner. We cannot give assurance that we will achieve our growth expectations, and our inability to do so could materially adversely affect our results of operations and business.

THE ISSUANCE OF ADDITIONAL SECURITIES IN THE FUTURE COULD HARM THE BOOK VALUE OF THE OUTSTANDING SHARES OF COMMON STOCK
To the extent the future funding requirements of our Company dictate the issuance of convertible securities or preferred stock or debt instruments having liquidation, dividend and other preferences and priorities to the shares of common stock, the shares of common stock may suffer a decline in book value. The Board of Directors has the authority to authorize the offer and sale of additional securities without the vote of or notice to existing shareholders, and it is likely that additional securities may be issued to provide future financing or in connection with acquisitions. The issuance of additional securities could dilute the percentage interests and per share book value of existing shareholders.

LACK OF EXPECTED DIVIDENDS MAY MAKE OUR STOCK LESS ATTRACTIVE AS AN INVESTMENT Our Company intends to retain all future earnings for use in the development of its business. Our Company does not anticipate paying any cash dividends on its common stock in the foreseeable future. Generally stocks which pay regular dividends command higher market trading prices, and so our stock price may be lower as a result of our dividend policy.


WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, therefore, file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information we file with the Commission may be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC on the Commission's Web Site at (http://www.sec.gov).

This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, omits certain of the information set forth in the registration statement. Accordingly, you should reference the registration statement and its exhibits for further information with respect to our common stock and us. Copies of the registration statement and its exhibits are on file at the offices of the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement. You should rely only on the information or representations provided in this prospectus and the registration statement. We have not authorized anyone to provide you with different information.

The Common Stock of the Company is currently traded in the over-the-counter market and is quoted on NASDAQ, SmallCap Market. Reports, proxy statements and other information filed by the Company therewith can be inspected at the National Association of Securities Dealers, Inc. 1735 K Street NW, Washington , D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

     1. Our annual report on Form 10-KSB, as amended, for the year ended December 31, 2003.
     2. Our quarterly reports on Form 10-QSB for the three months ended March 31 and June 30, 2004.
     3. Our current reports on Form 8-K dated March 5, 2004, May 11, 2004, August 5, 2004 and August 18, 2004.
     4. The Registration Statement on Form 10SB filed March 24, 2003 as amended and declared effective by the Securities and Exchange Commission, including a description of our Common Stock contained therein.

All reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the filing of a post-effective amendment which indicates that all securities offered under this prospectus have been sold or which deregisters all securities remaining unsold, should also be considered to be part of this prospectus from the date of the filing of those reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request a copy of our annual and quarterly reports as filed with the Commission, and/or a copy of any or all of the documents which are incorporated by reference in this document. The annual report on Form 10-KSB includes our audited financial statements. Requests should be directed to ADA-ES, Inc., 8100 SouthPark Way, Unit B, Littleton, Colorado 80120, Attention: Investor Relations (telephone 303-734-1727).

---------------------------------

FORWARD LOOKING STATEMENTS

Except for historical information contained in this prospectus, the matters discussed in this prospectus may contain or incorporate certain forward-looking information. Statements containing terms such as "believes," "does not believe," "no reason to believe," "expects," "plans," "intends," "estimates," "anticipates" are considered to contain uncertainty and are forward-looking statements. Forward looking statements involve risks and uncertainties that could cause results to differ materially, including changing market conditions and other risks detailed in this prospectus and other documents filed by us with the Securities and Exchange Commission from time to time. Factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "RISK FACTORS" above. You are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement, which reflect management's analysis only as of the date of such statements. These securities are speculative and involve a high degree of risk. You should only purchase these securities if you can afford to lose your entire investment. You should carefully consider the risks set forth above under the title "RISK FACTORS" prior to purchasing our common stock. We are not taking on the obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus.

ADA-ES, INC.

We are an environmental technology and specialty chemicals company helping electric utility companies remain competitive while meeting environmental regulations. Our major activities include the sale of flue gas conditioning ("FGC") and other chemicals and technologies for electric generating coal-fired boilers, and testing and services related to the emerging market for mercury emission control ("MEC") for such boilers. We were incorporated under the laws of the State of Colorado in 1997 to serve as the holding company for ADA-ES, LLC. In May 1997, Earth Sciences, Inc. ("ESI" or "Earth Sciences") acquired a 51% equity position in ADA-ES, LLC through a combination of stock and cash. The acquisition agreement provided for payments of cash and notes and included an option for Earth Sciences to acquire the remaining equity interests in ADA-ES, LLC from the ADA-ES shareholders. In May 1998, Earth Sciences exercised that option, acquiring a 100% interest in ADA-ES, LLC by issuance of 1,716,000 shares of stock to the shareholders of ADA-ES in exchange for all their shares in ADA-ES. As of January 1, 2003, Earth Sciences transferred all of its ownership in ADA-ES, LLC into ADA-ES. In March 2003 ADA-ES and ESI entered into an agreement for the pro rata distribution of all the common stock of ADA-ES to the shareholders of ESI. The distribution occurred on September 12, 2003 based on a record date of August 29, 2003 as set by the ESI Board of Directors. The distribution resulted in our being a separate company operated apart from ESI.

Our principal executive offices are located at 8100 SouthPark Way, Unit B, Littleton, Colorado 80120, and our telephone number is (303) 734-1727.

We maintain our FGC business through continued chemical sales and service to three full-time units, one temporary unit and are completing a contract to supply an additional FGC system expected to be delivered and operational in the 4th quarter of 2004; we have continued limited sales and demonstrations of a new anti-slagging product through a joint venture with Arch Coal, Inc. ("Arch") formed to co-market that product; and are recognizing increased MEC business through government and industry funded contract work including existing and new contracts and a growing number of commercial activities.

Thus far in 2004, we have been completing the final phases of long-term testing of a mercury emission control system at the Southern Company's Gaston plant in Alabama under a contract awarded in the fall of 2002; initiated participation in
(1) a new 5-year government and industry-supported contract for permanent installation and evaluation of mercury removal and related activities at another utility, and (2) a new 3-year government and industry supported contract for testing of mercury emission control systems at four different plants.

RECENT DEVELOPMENTS

Private Placements of Common Stock
----------------------------------
In August 2004 we entered into several Subscription and Investment Agreements (the "Sub Docs") and privately sold 1 million shares of our common stock to a limited number of institutional investors (the "Investors") at a price of $8.00 per share. The net proceeds to us from the sales totaled $7,620,000. Pritchard Capital Partners LLP acted as the placement agent for the sales and received a fee of approximately 5%.

As a requirement of the Sub Docs, we granted the Investors certain "piggyback" registration rights in the event the Company registers certain other equity securities and certain demand registration rights as part of the transaction. The Investors have agreed not to sell or solicit the sale of any of the shares issued in the above transactions for a 90-day period. ADA-ES has agreed to file a Form S-3 registration statement, or other appropriate form, covering the shares sold with the U.S. Securities and Exchange Commission as soon as practical. The registration for resale of all such shares of Common Stock issued and outstanding discussed in this paragraph are included in this Prospectus. The private placements of Common Stock were made to provide for our general working capital needs.

The pro forma financial information shown below assumes the 1 million shares of common stock were sold as of June 30, 2004. The accompanying unaudited condensed pro forma statement of operations for the six months ended June 30, 2004 sets forth the adjustments needed to record the sale of shares at the beginning of the period presented. These statements are not necessarily indicative of future operations or the actual results that would have occurred had the sale of shares been consummated at the beginning of the period indicated.

The unaudited pro forma condensed financial statements should be read in conjunction with the historical financial statements and notes thereto, included in the ADA-ES Form 10KSB Annual Report for the year ended December 31, 2003.

                                  ADA-ES, INC.
                                    PRO FORMA
                             CONDENSED BALANCE SHEET
                                   (unaudited)

                                  As reported                      Pro Forma
                                    June 30,        Pro Forma         after
ASSETS                                2004         Adjustments     Investments
------                                ----         -----------     -----------

TOTAL CURRENT ASSETS             $  2,622,000   (a) $  7,600,000   $ 10,222,000

PROPERTY AND EQUIPMENT, net           692,000               --          692,000

INTANGIBLE ASSETS                   2,152,000               --        2,152,000

OTHER ASSETS                           64,000               --           64,000
                                 ------------       ------------   ------------
TOTAL ASSETS                     $  5,530,000       $  7,600,000   $ 13,130,000
                                 ============       ============   ============


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES              $  1,549,000               --     $  1,569,000

LONG-TERM LIABILITIES                 468,000               --          468,000

STOCKHOLDERS' EQUITY
COMMON STOCK                        4,990,000    (b)   7,600,000     12,590,000
ACCUMULATED DEFICIT                (1,477,000)              --       (1,497,000)
                                 ------------       ------------   ------------
TOTAL STOCKHOLDERS' EQUITY          3,513,000          7,600,000     11,093,000
                                 ------------       ------------   ------------
TOTAL LIABILITIES AND
STOCKHOLDERS'EQUITY              $  5,530,000       $  7,600,000   $ 13,130,000
                                 ============       ============   ============


See accompanying pro forma notes to the condensed financial information.

                                  ADA-ES, INC.
                                    PRO FORMA
                        CONDENSED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2004
                                   (unaudited)

                                                                     Pro forma
                                     As reported      Pro Forma        after
                                     ADA-ES, Inc.    Adjustments     Investment
                                     -----------    -------------   -----------

TOTAL REVENUES                       $ 3,314,000    $        --     $ 3,314,000

COSTS OF SERVICES                      1,821,000             --       1,821,000
                                     -----------    -------------   -----------
GROSS MARGIN                           1,493,000             --       1,493,000

TOTAL OTHER COSTS AND EXPENSES         1,453,000             --       1,453,000
                                     -----------    -------------   -----------
OPERATING INCOME                          40,000             --          40,000

OTHER INCOME (EXPENSE)                   (23,000)            --         (23,000)
                                     -----------    -------------   -----------
NET INCOME                           $    17,000    $        --     $    17,000
                                     ===========    =============   ===========
WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING                            3,714,000   (a)  1,000,000     4,714,000
                                     ===========    =============   ===========
NET INCOME PER SHARE
(Basic and diluted)                  $       .00    $         .00   $       .00
                                     ===========    =============   ===========


See accompanying pro forma notes to the condensed financial information.

ADA-ES, INC.
PRO FORMA NOTES TO CONDENSED FINANCIAL INFORMATION

PRO FORMA CONDENSED BALANCE SHEET AS OF JUNE 30, 2004

(a) To reflect the net proceeds from the sale of common stock. The estimated non-recurring costs of the transaction of $20,000, consisting primarily of estimated legal and accounting fees are to be reimbursed to the Company out of the placement fees. This amount was not included in the accompanying pro forma condensed statement of operations since it is non-recurring. (b) To reflect the increase in common stock from the issuance of the 1 million shares.

PRO FORMA CONDENSED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30,
2004
(a) To reflect the increase in shares outstanding based on the new shares issued.


USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. In connection with this offering, we estimate that we will incur costs of approximately $5,500.00 for legal, accounting, printing, and other costs. Any separate costs of selling shareholders will be borne by them.

SELLING STOCKHOLDERS

The following table provides certain information, as of the date of this prospectus, respecting the selling stockholders, the shares of Common Stock held by them or to be held, to be sold, and to be held following the offering, assuming the sale by such selling shareholders of all Shares of Common Stock offered. The listed selling stockholders, with the exception of Arch Coal, Inc. and The Equity Group, as noted below, purchased shares of Common Stock from us in August 2004 at a price of $8.00 per share current market price. Arch acquired 118,011 of their shares at a price of $8.47 per share and was granted options to purchase 50,000 shares at $10.00 per share from us in September 2003. The Equity Group was granted options to purchase 30,000 shares at $2.50 per share from us in May 2003.To the best of our knowledge, none of the selling shareholders are broker dealers or affiliated with any broker dealers.

                                           Securities Owned Prior             Securities Owned After
                                               to the Offering                       Offering
                                           ----------------------             ----------------------
                                                   Common        Shares to
Selling Shareholders                                Stock        be offered      Number       %
-----------------------------                     ---------      ---------       ------     -----
Arch Coal Inc.(1)                                   168,614        168,011          603       *

Edison Sources Ltd.(2)(16)                           33,200         33,200           --       --

New York State Nurses Pension Association            14,800         14,800           --       --
Pension Plan (3)(17)

The Equity Group (4)                                 30,000         30,000           --       --

WTC-CIF Emerging Companies Portfolio (5)(17)         59,100         59,100           --       --

WTC-CTF Unconventional Value Portfolio (5)           30,000         30,000
(17)

WTC-CIF Unconventional Value Portfolio (5)           40,900         40,900
(17)

WTC-CIF Micro-Cap Equity Portfolio (5)(17)            1,700          1,700

Ohio Carpenters' Pension Fund (6)(18)                 8,800          8,800           --       --

Figaro Investments Limited (7)(17)                   11,200         11,200           --       --

J. Caird Investors (Bermuda) L.P. (17)              112,600        112,600           --       --

J. Caird Partners, L.P. (17)                        175,000        175,000           --       --

WTC-CTF Emerging Companies Portfolio (8)(17)         59,200         59,200           --       --

Howard Hughes Medical Institute (9)(17)              29,600         29,600           --       --

Millennium Partners L.P. (10)                       125,000        125,000           --       --

Raffles Associates, L.P. (11)                        50,000         50,000           --       --

Raytheon Combined DB/DC Master Trust                 22,600         22,600           --       --
(12)(16)

Raytheon Master Pension Trust (13)(16)               90,600         90,600           --       --

State Street Research Energy & Natural
Resource Hedge Fund, LLC (14)(16)                   128,600        128,600           --       --

Laborers' District Council and Contractors'           7,100          7,100           --       --
of Ohio Pension Fund (15)(17)
                                                  ---------      ---------       ------     -----
Totals                                            1,198,614      1,198,011          603       *
                                                  =========      =========       ======     =====


* Less than one percent
(1) Arch Coal, Inc. is a publicly-held corporation. The shares to be offered include 50,000 shares obtainable upon exercise of an option. Pursuant to the agreement with Arch they have the right to elect one director to the Company's Board of directors and they have selected John W. Eaves, their COO, to fill that position.
(2) Edison Sources Ltd. is managed by State Street Research & Management Company as investment advisor.
(3) Ell & Co. is the registration name for the New York Nurses Association Pension Plan.
(4) The Equity Group performs investor relations services for the Company. The shares to be offered consist of 30,000 shares obtainable upon exercise of an option. Robert Goldstein is president of The Equity Group and has investment and voting power for the stock.
(5) Finwell & Co. is the registration name for WTC-CIF Emerging Companies Portfolio, WTC-CTF Unconventional Value Portfolio, WTC-CIF Unconventional Value Portfolio and WTC-CIF Micro-Cap Equity Portfolio.
(6) Hammerhead & Co. is the registration name for the Ohio Carpenter's Pension Fund.
(7)  Hare & Co. is the registration name for Figaro Investments.
(8) Landwatch & Co. is the registration name for WTC-CTF Emerging Companies Portfolio.
(9)  Mac & Co. is the registration name for the Howard Hughes Medical Institute.
(10) Millennium Partners L.P. of which Terry Feeney is the Chief Operating Officer and has investment and voting power for the stock.
(11) Raffles Associates L.P. of which Paul H. O'Leary is General Partner and has investment and voting power for the stock.
(12) Raytheon Combined DB/DC Master Trust is managed by State Street Research & Management Company as investment advisor
(13) Raytheon Master Pension Trust is managed by State Street Research & Management Company as investment advisor.
(14) State Street Research Energy & Natural Resource Hedge Fund, LLC is managed by State Street Research & Management Company as investment advisor.
(15) Tarp & Co. is the registration name for the Laborers' District Council and Contractors' of Ohio Pension Fund.
(16) State Street Research & Management Company ("SSRM") is an investment advisor registered under the Investment Adviser Act of 1940, as amended. SSRM has sole voting and dispositive power over the Securities and may be deemed the beneficial owner of the Securities. SSRM disclaims any such beneficial ownership.
(17) Wellington Management Company llp ("Wellington") is an investment adviser registered with the Investment Adviser Act of 1940, as amended. Accordingly, Wellington may be deemed to have beneficial ownership of these shares as Wellington shares investment discretion and shares voting power with the investor.
(18) Wellington Management Company llp is an investment adviser registered with the Investment Adviser Act of 1940, as amended. Accordingly, Wellington may be deemed to have beneficial ownership of these shares as Wellington shares investment discretion with the investor. The investor retains sole voting power.

PLAN OF DISTRIBUTION

This Prospectus relates to the public offer and sale by certain selling shareholders of 1,198,011 shares of Common Stock.

The Common Stock to be sold by the selling shareholders may be sold by them from time to time directly to purchasers. Alternatively, the selling shareholders may, from time to time, offer the Common Stock through dealers or brokers, who receive compensation in the form of commissions from the selling shareholders and/or the purchasers of the Common Stock for whom they act as agents. As of the date hereof, no selling shareholder has advised us that it has entered into any agreement or understanding with any dealer or broker for the offer or sale of the Common Stock. The selling shareholders may enter into such agreements or understandings in the future. The selling shareholders may also offer some or all of the Common Stock through market transactions on Nasdaq, on which our Common Stock is traded. Sales of the Common Stock through brokers may be made by any method of trading authorized by Nasdaq, including block trading in negotiated transactions. Any such sale of Common Stock by selling shareholders must be accompanied by, or follow the delivery of, a prospectus filed with a current registration statement relating to the Common Stock being offered, unless a selling shareholder elects to rely on Rule 144 or another exemption from the registration requirements in connection with a particular transaction. Without limiting the foregoing, such brokers may act as dealers purchasing any or all of the Common Stock covered by this Prospectus. Sales of Common Stock are, in general, expected to be made at the market price prevailing at the time of each such sale; however, prices in negotiated transactions may differ considerably. No selling shareholder has advised us that it anticipates paying any consideration, other than usual and customary broker's commissions, in connection with sales of the Common Stock. The selling shareholders are acting independently of us in making decisions with respect to the timing, manner and size of each sale. We have advised each of the selling shareholders that in connection with the sale of the Common Stock they will be subject to the market manipulation rules of Regulation M promulgated by the Securities and Exchange Commission.

We have agreed to indemnify and hold harmless the selling shareholders and each of their respective officers, directors or persons controlling the selling shareholders from and against any claim or liability under the Securities Act of 1933, as amended, or otherwise if such liability or claim arises out of a material untrue statement or a material omission in the registration statement of which this prospectus is a part. We also have agreed to reimburse the selling shareholders for all legal and other expenses incurred by them in connection with investigating or defending any such claim as and when such expenses are incurred. This obligation to indemnify does not apply, however, if the liability arises from a material untrue statement or a material omission in reliance upon or in conformity with written information furnished to us by the selling stockholder.

The selling shareholders have agreed to indemnify and hold us, our directors, our officers who sign the registration statement and each person who controls us, harmless from and against any claim or liability under the Act or otherwise if such claim or liability arises our of a material untrue statement or a material omission was made in reliance upon or in conformity with written information furnished to us by the selling shareholder expressly for use in the registration statement.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable

TRANSFER AGENT AND REGISTRAR
Computershare Investor Services is the transfer agent and registrar for our common stock. It is located at Suite 800, 350 Indiana Street, Golden, CO 80401, telephone (303) 262-0600.

LEGAL MATTERS
Certain legal matters with respect to the legality of the securities offered and the organization and existence of our company have been passed upon for us by the Law Offices of Reed & Reed P.C., 4450 Arapahoe Ave., Suite 100, Boulder, Colorado 80303.

EXPERTS
The consolidated financial statements which are incorporated by reference in this prospectus by reference from our Annual Report on Form 10-KSB as of and for the year ended December 31, 2003, have been audited by Hein + Associates LLP, certified public accountants, as stated in their report, which are incorporated herein by reference, and have been so incorporated in reliance upon such report given the authority of that firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except for the Securities and Exchange Commission registration fee. The Selling Shareholders will not be paying any of these expenses.

                  SEC registration fee               $ 2,200.93
                  Printing and mailing expenses      $   500.00
                  Legal fees and expenses            $ 3,000.00
                  Accounting fees and expenses       $ 1,500.00
                                                     ----------
                  Total                              $ 7,200.93
                  =============================================

Item 15. Indemnification of Directors and Officers.

Our Articles of Incorporation provide that we shall indemnify, to the fullest extent permitted by the Colorado Business Corporations Act ("CBCA"), each person who is involved in any litigation or other proceeding because of their position as a director or officer of our company, against all expense, loss or liability reasonably incurred or suffered in connection with that litigation. Our bylaws provide that we may pay a director or officer expenses incurred in defending any proceeding in advance of its final disposition upon our receipt of an undertaking, by or on behalf of the director or officer, to repay the amount so advanced if it is ultimately determined that the officer or director is not entitled to indemnification.

Article 109 of the CBCA permits a corporation to indemnify any director or officer of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit, or proceeding brought by reason of the fact that the person is or was a director or officer of the corporation, if the person acted in good faith and in the manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action, indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of an action or suit, if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if the person shall have been adjudicated to be liable to the corporation.

As provided for in Article 108 of the CBCA, our Articles of Incorporation eliminates the liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) from any transaction from which the director derived an improper personal benefit, or (iv) from any unlawful distribution to stockholders by the corporation.

Item 16.  Exhibits.

Exhibit
Number            Description
------            -----------
4.1      Specimen Common Stock Certificate (1)
5.1*     Opinion of Law Office of Reed & Reed, P.C. as to legality of the shares
10.1*    Form of Securities Purchase Agreement dated August 2004
23.1*    Consent of Hein + Associates LLP
23.2*    Consent of Law Office of Reed & Reed, P.C. (contained in Exhibit 5.1)

*  Filed herewith.
--------------------------------------------------------------------------------
(1) Incorporated by reference from the Company's Form 10-SB, as amended, filed March 24, 2003.

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purposes of determining any liability under the Securities Act of 1933 (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That, insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement and any amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado on October 18, 2004

                                         ADA-ES, INC.


Date: October 18, 2004                   /s/  Michael D. Durham
                                         ---------------------------------------
                                         President and Chief Executive Officer


Date: October 18, 2004                   /s/  Mark H. McKinnies
                                         ---------------------------------------
                                         Mark H. McKinnies, Principal Financial
                                         and Accounting Officer

     Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement and any amendment thereto has been signed below by the following persons in the capacities and on the dates indicated.

Date: October 18, 2004                   /s/  Ramon E. Bisque
                                         ---------------------------------------
                                         Ramon E. Bisque, Director

Date: October 18, 2004                   /s/  Duane N. Bloom
                                         ---------------------------------------
                                         Duane N. Bloom, Director

Date: October 18, 2004                   /s/  Michael D. Durham
                                         ---------------------------------------
                                         Michael D. Durham, Director

Date: October 18, 2004                   /s/  Ronald B. Johnson
                                         ---------------------------------------
                                         Ronald B. Johnson, Director

Date: October 18, 2004                   /s/  Robert H. Lowdermilk
                                         ---------------------------------------
                                         Robert H. Lowdermilk, Director

Date: October 18, 2004                   /s/  Mark H. McKinnies
                                         ---------------------------------------
                                         Mark H. McKinnies, Director

Date: October 18, 2004                   /s/  Rollie J. Peterson
                                         ---------------------------------------
                                         Rollie J. Peterson, Director

Date: October 18, 2004                   /s/  Jeffrey C. Smith
                                         ---------------------------------------
                                         Jeffrey C. Smith, Director